Exhibit 99.1

Cempra Initiates Phase 3 Clinical Trial in Patients with

Uncomplicated Gonorrhea Infection

- Qualified Infectious Disease Product (QIDP) Granted for Solithromycin Capsules by the FDA -

-

- Data from Single Study Expected to be Submitted at the Same Time as the Community Acquired Bacterial Pneumonia NDA -

CHAPEL HILL, N.C., Aug. 12, 2014 — Cempra, Inc., (Nasdaq: CEMP) today announced the initiation of a Phase 3 clinical trial, called Solitaire-U, of a single 1000 mg dose of oral solithromycin in patients with uncomplicated Neisseria gonorrhea and chlamydia infections.

The trial is being conducted in Australia and the U.S. and will enroll approximately 300 patients in a randomized 2-arm study with a single oral dose of 1000 mg of solithromycin compared with the standard of care, 500 mg of ceftriaxone administered intramuscularly and 1000 mg of oral azithromycin.

The Phase 2 trial of single oral doses of solithromycin demonstrated 100 percent efficacy in all culture proven cases of uncomplicated gonococcal infections at all body sites. http://www.cempra.com/common/pdf/abstracts/Abstract_ECCMID%202013_Soli%20for%20gonorrhea_Oral%20Pres.pdf

Magnus Unemo, Ph.D., Associate Professor, Medical Microbiology and Molecular Biology, Örebro University Hospital in Sweden and senior researcher and Director of the WHO Collaborating Centre for Gonorrhoea and Other Sexually Transmitted Infections, said, “Prevalence of drug-resistant gonococci is continuing to grow as a global public health threat. New options are needed to combat it and few particularly oral antibiotics are in advanced development.”

Marcus Chen, PhD., Adjunct Associate Professor, Monash University and principal investigator for the Solitaire-U, said, “This clinical trial is an important one for treating gonorrhea because of the increasingly limited options we have for our patients. An oral, single dose option that is effective against increasingly resistant gonorrhea and also effective against chlamydia would be an important addition to the armamentarium we have available for controlling gonorrhea.”

Key facts:

•	The Centers for Disease Control (CDC) estimates that over 800,000 cases of gonorrhea occur in the U.S. each year. http://www.cdc.gov/std/gisp2012/default.htm.

•	The U.S. Food and Drug Administration (FDA) designated solithromycin as a Qualified Infectious Disease Product (QIDP) for this indication.

•	World Health Organization and the CDC have recently included gonorrhea on their lists of top pathogens of concern, due to increasing resistance. http://www.cdc.gov/drugresistance/threat-report-2013/

http://www.who.int/mediacentre/news/releases/2014/amr-report/en/

•	The majority of the 300 patients will be enrolled in Australia, supported by the Sexual Health Clinics in Melbourne and Sydney. One center in the U.S. will enroll patients.

•	Phase 3 trial costs will be covered in part by the established clinic infrastructure in Australia.

•	More information can be found at http://clinicaltrials.gov/ct2/show/NCT02210325?term=cempra&rank=2

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra, said, “The Centers for Disease Control has listed gonorrhea infection among the urgent threat pathogens. Solithromycin is one of the few oral antibiotics that has shown significant promise as a treatment for uncomplicated gonorrhea based on a Phase 2 study. We look forward to presenting the results of the Phase 3 trial and expect to submit this data as the second indication with the data from our two ongoing CABP studies, Solitaire-Oral and Solitaire-IV.”

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor and Media Contacts:

Robert E. Flamm,

Ph.D. Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com